Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Watermark Lodging Trust, Inc. (formerly Carey Watermark Investors 2 Incorporated) of our report dated March 12, 2020 relating to the combined financial statements of CWI Santa Barbara Hotel, LP, CWI 2 Santa Barbara Hotel, LP, CWI Santa Barbara Mezz, LP, CWI 2 Santa Barbara Mezz, LP, CWI Santa Barbara Hotel GP, LLC, CWI 2 Santa Barbara Hotel GP, LLC and Santa Barbara Hotel Operator, Inc. appearing in the Form 10-K for the year ended December 31, 2019 of Carey Watermark Investors 2 Incorporated.

/s/ RSM US LLP

Chicago, Illinois
November 24, 2020